UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 4, 2010

TRUE RELIGION APPAREL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51483	98-0352633
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2263 East Vernon Avenue

Vernon, California 90058

(Address of Principal Executive Offices, Zip Code)

(323) 266-3072

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)       On January 6, 2010, True Religion Apparel, Inc. issued a press release announcing that Lynne Koplin had been appointed to the position of Chief Operating Officer, effective January 4, 2010. A copy of the press release is attached hereto as Exhibit 99.1.

Prior to joining our company, and since July 2005, Ms. Koplin served as President of the women’s division of Tommy Bahama, a maker of luxury lifestyle clothing and accessories. Prior to Tommy Bahama, from April 1999 to June 2005 Ms. Koplin served as President and Chief Executive Officer of Apparel Ventures, Inc., a manufacturer and marketer of branded women’s swimwear. Ms. Koplin’s additional experience includes executive-level roles at Authentic Fitness, a division of Warnaco, and Cole of California. Ms. Koplin holds a Bachelors degree from Duke University.

We entered into an Employment Agreement with Ms. Koplin, effective January 4, 2010 (the “Agreement”), pursuant to which Ms. Koplin will serve as our Chief Operating Officer. The initial term of the Agreement is three years, subject to annual renewals thereafter. Ms. Koplin will receive a base salary of $475,000 per year, subject to increase (but not decrease) in the sole discretion of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) or the full Board. Ms. Koplin also will be eligible to participate in the Company’s Executive Cash Incentive Bonus Plan, pursuant to which the Committee may make annual cash bonus awards based on the satisfaction of annual performance targets and service requirements.

If the performance goals and service requirements set by the Committee for 2010 are met, Ms. Koplin’s annual cash bonus for fiscal year 2010 will be $475,000, with the potential for a higher cash bonus if the Company exceeds performance targets. Ms. Koplin also will be eligible to participate in the Company’s 2009 Equity Incentive Plan. Under the terms of the Agreement, she is entitled to a grant of restricted stock for 2010 with a fair market value on the date of grant of $1,300,000, subject to satisfaction of performance goals and service requirements set by the Committee. Equity awards for periods after 2010 are in the discretion of the Committee. As an inducement to join the company, Ms. Koplin received a grant of 50,000 restricted shares of our common stock, vesting one-half on January 4, 2011 and one-half on January 4, 2012.

In the event Ms. Koplin is terminated without Cause (as defined in the Agreement) by us or for Good Reason (as defined in the Agreement) by Ms. Koplin, Ms. Koplin will receive, in addition to any amounts earned but unpaid during her employment, a severance payment equal to one and one-half (1.5) (the “Severance Multiple”) times the sum of her then current base salary plus the average cash bonuses received by Ms. Koplin for the two completed fiscal years of the Company immediately prior to the date of termination, or $712,500 if the date of termination is prior to December 31, 2010, provided that the Severance Multiple reduces to one (1.0) following January 4, 2012. In addition, she will be entitled to group health insurance coverage for herself and her eligible family members for a period of 18 months following the date of termination and all outstanding equity awards (except for performance based awards, which shall vest only upon satisfaction of the performance goals) which are scheduled to vest within twelve (12) months following the date of termination shall become immediately vested and exercisable in full.

If a Change of Control (as defined in the Agreement) occurs, and Ms. Koplin’s employment is terminated without Cause by us or for Good Reason by Ms. Koplin within one year after the effective date of the Change in Control, Ms. Koplin will receive, in addition to any amounts earned but unpaid during her employment, a severance payment computed as described above except that the Severance Multiple shall be three (3.0). In addition, all outstanding equity awards (except for performance based awards, which shall vest only upon satisfaction of the performance goals) shall become immediately vested and exercisable in full, regardless of their original vesting schedule.

There is no arrangement or understanding between Ms. Koplin and any other persons pursuant to which she was appointed as Chief Operating Officer. Ms. Koplin has no family relationship with any director or other executive officer. There are no current or proposed transactions in which Ms. Koplin or any member of her immediate family has, or will have, a direct or indirect material interest which would require disclosure under Item 404(a) of Regulation S-K.

The foregoing descriptions of the Agreement do not purport to be complete descriptions and are qualified in their entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits

10.1                   Employment Agreement by and between True Religion Apparel, Inc. and Lynne Koplin

99.1                   Press Release, dated January 6, 2010, of True Religion Apparel, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 6, 2010	TRUE RELIGION APPAREL, INC.

By: Name: Title:	/s/ Peter F. Collins Peter F. Collins Chief Financial Officer

INDEX TO EXHIBITS

10.1                  Employment Agreement by and between True Religion Apparel, Inc. and Lynne Koplin

99.1                  Press Release, dated January 6, 2010, of True Religion Apparel, Inc.